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Royal Gold, Inc. Conference Call
Monday, July 7, 2025, 8 am Mountain Time
Presentation
Operator: Hello and welcome everyone today to Royal Gold Agreements to Acquire Sandstorm Gold And Horizon Copper. My name is Becky and I will be your operator today. During the presentation you can register a question by pressing star followed by a 1 on your keyboard. If you change your mind, please press star followed by 2. I will now hand over to your host, Alistair Baker, to begin. Please go ahead.
Alistair Baker, Senior Vice President, Investor Relations and Business Development, Royal Gold Corporation: Thank you, operator. Good morning and welcome to the call to discuss Royal Gold’s agreements to acquire Sandstorm Gold Royalties and Horizon Copper and create a premier growth company in the gold streaming and royalty sector. This event is being webcast live and a replay of this call will be available on the websites of each of Royal Gold, Sandstorm and Horizon.
Speaking on the call today are Bill Heissenbuttel, President and CEO of Royal Gold, and Nolan Watson, President, CEO and Director of Sandstorm, and Chairman of Horizon.
During today’s call, we will make forward-looking statements and provide forward-looking information within the meaning of applicable securities laws, including statements about our projections and expectations for the future. These statements are subject to risks and uncertainties that could cause actual results to differ materially from these statements. These risks and uncertainties are discussed in this morning’s press release and in our respective filings with the SEC. I will now turn the call over to Bill.
Bill Heissenbuttel, President and Chief Executive Officer, Royal Gold: Good morning and thank you for joining the call. I’ll begin on slide 4. Our announcement this morning that Royal Gold has entered into agreements to acquire Sandstorm and Horizon is consistent with our long-term strategy of growth through the addition of high-quality and long-life precious metals assets. After closing, Royal Gold will be the most diversified and gold-focused company in the streaming and royalty sector and the transactions will reinforce our position as the only large-cap, gold-focused streaming and royalty company domiciled in the US.
Through these acquisitions, we will add assets to the portfolio that provide immediate cash flow and substantial organic growth potential; diversify our portfolio in terms of revenue and net asset value; unlock value by simplifying the ownership structure between Sandstorm and Horizon; and strengthen our market position in terms of scale and cash flow. With these transactions, Royal Gold is building on our 40+ year record of successful growth in precious metals, and we believe our increased scale will enhance our appeal for generalist investors seeking exposure to precious metals through a low-risk vehicle with strong organic growth potential. I’ll now turn to slide 5 to highlight the strategic rationale for the transactions.
The strategic rationale from the Royal Gold shareholder perspective is clear. The addition of Sandstorm and Horizon assets will be meaningfully accretive to NAV and medium-long term cash flow, diversify our asset base, and enhance our long-term growth potential, using our shares for most of the consideration conserves liquidity and balance sheet flexibility, and we will maintain our competitive position in the sector as the smallest of the big three companies, allowing us to deploy our liquidity and continue to grow and compete for future precious metals opportunities.
Transactions where there is alignment in terms of strategic fit, value, and benefits to all shareholders are rare. However, we found strong alignment with Sandstorm and Horizon. I’ll turn the call over to Nolan to give his perspectives on the transactions and what this means for Sandstorm and Horizon shareholders.
Nolan Watson, President and Chief Executive Officer, Sandstorm Gold: Thanks Bill. When I look back on the creation of Sandstorm, we started with a shell company with no assets and trading at $0.50 per share Canadian. And the reason we created Sandstorm was to give investors a precious metals royalty vehicle that not only focused on gold and silver, but also a company that reduced risk for investors, not only through the royalty model, but also through diversification of risk. As we built Sandstorm we have been able to add tremendous value to shareholders, going from $0.50 per share Canadian to closer to $15.00 per share Canadian based on this deal, and all the while we were focused, with each new deal, to grow the diversification of risk for shareholders. I am a big believer, that the best investments aren’t just the ones with high returns, they are the ones that deliver the returns while reducing risk. If you get the risk reward equation right, you create a better investment vehicle for investors. That is why I am particularly excited about this transaction. This is the next step in the evolution for Sandstorm investors. This deal not only provides an immediate premium to the value that our shares were currently trading at, while simultaneously being accretive to Royal Gold, so it is a win-win, it also dramatically increases the diversification of both portfolios and makes for an incredibly compelling precious metals focused investment vehicle with lots of upside, risk mitigation and unparalleled diversification. After this transaction, Royal Gold will be, in my opinion, the single most diversified, high-quality precious metals investment vehicle in the world and one that I personally will be very proud to be a shareholder of going forward. The combined company will have royalties on the who’s who of the world’s best mining assets, it will have strong future growth, it will have strong capital markets presence and trading liquidity and a strong balance sheet. If you are an investor and looking for a way to get exposure to gold, this combined company in my opinion offers the best way to get that exposure.
Mr. Heissenbuttel: Thanks Nolan. I’ll turn to slide 6 and give a brief overview of the transactions and timing. The Sandstorm transaction will be an all-share acquisition structured as a plan of arrangement. Royal Gold will issue approximately 19 million shares, and the exchange ratio will result in Royal Gold shareholders owning 77% and Sandstorm shareholders owning 23% of the larger company. All directors and officers of Sandstorm have entered into voting and support agreements for the transaction.
The Horizon transaction will be an all-cash acquisition by Royal Gold structured as a plan of arrangement. Sandstorm and all directors and officers of Horizon have entered into voting and support agreements for the transaction.
Shareholder votes will be required for the transactions. To complete the Sandstorm transaction, Royal Gold will require approval from a simple majority of the votes cast at a special meeting of Royal Gold shareholders, and Sandstorm will require approval from both two-thirds of the votes cast at a special meeting of Sandstorm shareholders and a majority of the votes cast excluding votes cast by Sandstorm’s senior officers and directors.
To complete the Horizon transaction, Horizon will require approval from both two-thirds of the votes cast at a special meeting of Horizon shareholders and a majority of the votes cast excluding votes cast by Sandstorm and Horizon’s senior officers and directors.
We expect the transactions will close during the fourth quarter subject to receipt of court and regulatory approvals and satisfaction of other customary conditions.
Turning to the next section, I’d like to focus on some of the assets we’ll be adding to the portfolio. Sandstorm and Horizon have built a portfolio of high-quality assets operated by some of the best counterparties in the mining business, which will provide our shareholders with accretive and strategic growth. I’d like to ask Nolan to provide an overview of some of the more significant production and growth assets starting on slide 8.
Mr. Watson: Thank you, Bill. Over the past 15 years, Sandstorm has focused on investing in mines with exploration upside, low-cost operations, and owned by strong mining partners. We are proud of our diversified, gold-focused portfolio, which boasts immense growth potential and exploration upside. Today, we are highlighting several of our producing and development assets, though there are many more in our portfolio that complement the Royal Gold asset base.
Located in Peru, Antamina is the fourth largest copper mine in the world. This open-pit mine, jointly owned by BHP, Glencore, Teck, and Mitsubishi, has been in production since 2001. It’s a long life, high quality, low cost, world class mine.
Also in our portfolio is a stream on the Greenstone mine, which is expected to be one of Canada’s largest and highest-grade open-pit gold mines. Greenstone is estimated to produce over 300,000 ounces of gold annually. Equinox Gold, the operator, has achieved commercial production at Greenstone in Q4 2024.
One of our other key royalties is on the Fruta del Norte mine, owned by Lundin Gold. Fruta del Norte is one of the highest-grade, lowest-cost gold mines globally. With exceptional exploration upside, their 2025 drilling program has increased to over 100,000 meters based on its success year-to-date.
In addition, we have streams and royalties on the Chapada and Caserones mines, which are both owned by Lundin Mining. Chapada is an open pit copper-gold mine located in Brazil. It has a mine life outlined through 2050 and plant expansion opportunities are being evaluated. At Caserones, Lundin Mining has identified several priority exploration targets and is working on other low capital intensity projects to increase production.

For growth assets, I am highlighting four on slide 9, which are among my favorites in Sandstorm’s portfolio:
Firstly, there’s Platreef. It’s expected to be the highest margin, lowest cost PGM mine in the world and is expected to reach commercial production by the end of 2025. Ivanhoe Mines, the owner and operator, has designed the project to be a multi-phase ramp up, which reduces the risk and increases the throughput to up to 12 million tonnes per year by phase 3.
One of our most significant assets is a brownfield copper-gold project, and it ranks as one of the lowest capital-intensive copper projects worldwide, thanks to the existing Alumbrera processing plant and associated infrastructure nearby. MARA is expected to be among the top 25 global copper producers when operational. Glencore plans to submit a RIGI application for MARA in 2025 and has earmarked $400 million towards its two Argentine development assets, with MARA being the most advanced and lowest capital intensity.
Next, located in Mongolia, the Oyu Tolgoi copper project is considered one of the world’s most important copper mines. Our interest lies in the Hugo North Extension and Heruga deposits. It is expected to become the fourth largest copper mine globally when all three lift panels are in full production, it’s going to be a multi-decade production profile. It truly is a world class asset.
Winner of the Discovery of the Year award in 2020 at PDAC, was Hod Maden , which is another of our key assets. It is an extremely high-grade gold and copper mine, sitting in the first cost quartile. The 2021 feasibility study outlined a 13-year mine life with average annual production of 195,000 gold equivalent ounces at an average grade of 11.1 grams per tonne gold equivalent. There is significant exploration upside, as much of the ground has yet to be drilled. I’ll now hand it back over to Bill.
Mr. Heissenbuttel: Thanks Nolan. Turning to slide 10, we expect the contribution of these assets to be meaningfully accretive to Royal Gold’s asset NAV. After closing, Royal Gold shareholders will own approximately 77% of the combined portfolio, and using consensus sell-side analyst asset NAV’s, we expect an increase in our asset NAV of approximately 44%.
Turning to slide 11, these transactions will provide immediate revenue growth. Based on the midpoints of full year 2025 guidance from each of Royal Gold and Sandstorm, and assuming a full year of contribution at these levels, these transactions would increase 2025 GEO production by approximately 26%, and position us for proforma production of over 350,000 GEOs. Note that Royal Gold does not give GEO guidance, so this assumes the midpoint of our sales volumes converted to GEOs at the prices shown in the footnote to this slide. Note also that Horizon does not provide production guidance, so this excludes any contribution in 2025.
We expect that GEO production growth will be supported in the next several years as some of the near-term projects are advanced, and longer term, we expect significant further growth as assets like Great Bear, Warintza, Platreef, MARA, and Hod Maden come online. We believe the medium to long-term growth from the combined portfolio gives us one of the most attractive growth profiles in our sector. Turning to the next section, I’d like to highlight the diversification of this gold-focused portfolio. Slide 13 highlights the breadth and depth of the combined portfolio. Organic growth in our business occurs as assets advance through the various stages of mining project development, and we expect a portfolio of this size will provide many growth opportunities. With these transactions, we are adding 40 new revenue producing assets, which will double the size of that asset group. We are adding 28 assets in the development stage, resulting in a total of 47 development stage assets; and the total number of evaluation/exploration stage assets will grow to 266. With over 300 non-producing assets there is strong potential for continued organic growth and embedded optionality from within the portfolio. And with almost 400 mining assets, we will have the largest and most diversified portfolio of mining assets in the streaming and royalty sector.
Turning to slide 14, the commodity mix of the combined portfolio remains dominated by precious metals and gold remains our strategic focus. On a NAV basis, precious metals will have a weighting of about 90%, with about 78% from gold. Jurisdictionally, Canada and the United States will remain our largest weighting by NAV at a combined 41%, followed by Latin America at a total of 36%, Africa at 15%, and Australia at 2%. The transactions will add some exposure to a handful of new countries, but this exposure is limited in the context of the overall portfolio. We are very comfortable with this mix as these are all mining-friendly jurisdictions with long histories of mining as an important part of the local economies.
And turning to slide 15, the combined portfolios will have the lowest asset concentration of our peers in the streaming and royalty sector. The top 5 assets are high-quality and top-tier producers, and the top 10 assets will make up about 60% of total NAV. The largest asset, Mount Milligan, will drop to about 13% of total NAV from about 20% today. Portfolio diversification has been a strategic priority for several years, and these transactions allow us to significantly reduce exposure to any single asset.
Turning to the next section, I want to highlight some of the additional benefits surfaced by these transactions. The left side of Slide 17 shows a representation of the current Sandstorm/Horizon ownership structure, and our goal for simplifying this structure on the right side. There is significant interdependence between these businesses, and integrating both will allow us to reduce overhead, legal and governance complexity. Simplifying this structure will also let us benefit from streamlined asset ownership, particularly at Antamina and Hod Maden. With respect to Hod Maden, Horizon owns a 30% direct interest in a joint venture, which is not considered a typical risk profile for our investments. We plan to review alternatives for this direct interest, and we have some experience in converting non-traditional investments into our core product as we did with the restructuring of our direct interest in the Peak Gold joint venture in 2020. However, this will take some time, and we are not going to speculate on an outcome at this point. In the meantime, we have the balance sheet to fund the 30% share of capex, the joint venture interest is relatively small relative to the portfolio NAV as a whole, and we will be patient as we look for an outcome that works best for our shareholders.
I’ll now turn to slide 18. On a proforma basis, and assuming current ownership levels are maintained, we expect to have a high-quality and blue-chip register of institutional investors. The additional scale resulting from these transactions should also attract further passive buying as Royal Gold’s index weightings increase. Royal Gold shares are highly liquid today and we expect that liquidity to be enhanced with a larger market cap and higher share count.
I’ll now turn to what these transactions mean for our position in the market. Slide 20 shows where we will stand after completion of these transactions. These transactions will add to our scale, but also maintain a size that is well suited for our sector. Our larger market cap and liquidity should help us attract both passive and active investors, allowing us to maintain a low cost of capital, and the larger portfolio should generate significant cash flow to compete for the largest transactions. Yet, we will also remain small enough to show growth in a sector where most transactions are relatively small. The combined company will also have a strong financial position. Royal Gold had no debt and a $241 million cash position at the end of the first quarter. If this transaction occurred as of March 31st, we would expect an approximate draw of $375 million on our undrawn $1 billion credit facility to fund the cash consideration for the Horizon shares and repayment of Sandstorm’s debt. We anticipate that this would result in a debt to trailing EBITDA ratio of approximately 0.5 times, which is modest leverage for a company of this size. However, this ignores any cashflow generated between now and closing, which we expect to be in the fourth quarter of 2025 and, barring any further investment activity, any final draw to close the transaction is expected to be smaller. Post-closing, we will focus on repaying the debt from cash flow and maintain our long-standing strategy of growing the dividend. That said, we continue to see a good business development environment, and we will have the balance sheet and liquidity to continue to add to the portfolio and compete for the largest transactions.
Turning to slide 21, I’ll wrap up with my closing comments. We strongly believe in the strategic rationale for these transactions for all parties. After closing, we will have a leading growth profile with exploration and development optionality, a gold-dominant portfolio with sector-leading diversification, a simplified structure, and a strong position as the only large capitalization precious metals streaming and royalty company domiciled in the US. We think we will be a premium growth company in our sector and we look forward to meeting with you over the coming weeks as we move towards closing.
Operator, that concludes our prepared remarks. We are joined by members of our management teams and I’ll now open the line for questions.
Questions and Answers
Operator: Thank you. If you wish to ask a question, please press star followed by 1 on your telephone keypad now. If for any reason you want to remove your question from the queue, please press star followed by 2. When preparing to ask your question, please ensure your device is unmuted locally. Our first question comes from Josh Wolfson from RBC Capital Markets. Your line is now open. Please go ahead.
Josh Wolfson, RBC Capital Markets: Thank you very much operator. The team talked about projected accretion and operating metrics with some of the growth within Sandstorm’s portfolio. I’m wondering if the Royal Gold team could elaborate perhaps on Hod Maden, MARA and Gualcamayo and maybe the time frame that the team expects for some of this growth to materialize. Thank you.

Mr. Heissenbuttel: Josh, thanks very much for the question. I think we’re probably looking at the latter part of this decade both in terms of Hod Maden and MARA, and I think Gualcamayo is also sort of a 2029-2030 time frame, which is why we discussed this as being long term accretive on a cash flow per share basis and GEO per share basis.
Mr. Wolfson: Thank you. In terms of timing of this deal being announced, both companies have been around for many years. Sandstorm’s portfolio has largely remained unchanged for a couple of years now. The stock has done very well as of late, and much better than I say Royal Gold has done, at least year to date. I wondering, what prompted this evaluation given that the share ratio is less favorable today than where it would have been three to six months ago.
Mr. Heissenbuttel: I often talked about our business as being deal takers, and that applies whether it’s an asset deal or a corporate deal. On the corporate side, there has to be a meeting of the minds of the companies, socially, financially, and you can’t predict it, you can’t say now is the right time, now’s not the right time. A lot of the times it comes down to happenchance. We found a unique point in time where the two companies are able to do something we both believe is a win-win. There’s no magic to finding the right time here.
Mr. Wolfson: Thank you. If I tuck one more in. There’s no mention of the TSX listing post this transaction. The company emphasized being a US domiciled company pro forma and having a larger scale. Is there any intention to maintain a TSX listing?
Mr. Heissenbuttel: Josh, you may recall we used to have a TSX listing, and it was expensive and there was no trading on it. Really, all of our liquidity was on Nasdaq, so I don’t anticipate keeping the TSX listing.
Mr. Wolfson: Got it. Thank you very much.
Mr. Heissenbuttel: Thanks Josh.
Operator: Thank you. Our next question comes from Lawson Winder from Bank of America. Your line is now open. Please go ahead.
Lawson Winder, Bank of America: Thank you very much operator, and good morning Bill and team. Thank you for this call – very very helpful. Interesting transaction as well. I wanted to ask about the one condition that the Horizon transaction needs to close in order for the Sandstorm transaction to close. Is there any time limit on the waiver right by Royal Gold, to waive that condition, and are there any additional details on that condition you could possibly share?
Mr. Heissenbuttel: The transactions are cross-conditioned, and there is an outside date that applies to both of the transactions. They’re cross conditional but we do have the option if we wish if the Horizon deal did not close to do the Sandstorm transaction.
Mr. Winder: Okay. There’s no limit on that in terms of time line?
Mr. Heissenbuttel: No, just the outside date that applies to all of the agreement.
Mr. Winder: Got it. Okay, perfect. When you think about wrapping up the direct ownership that Horizon has in the Türkiye asset, are there any constraints on the timing within which you could do that, or are there any rights of first refusal that you guys would be facing in trying to dispose of that direct ownership?
Mr. Heissenbuttel: I’m looking here to see if we can disclose what we know about the contract. We do know about the contract. We just don’t know if we can discuss it. I don’t think we can. I would say it is a typical joint venture agreement with responsibilities amongst all parties to the contract.
Mr. Winder: Okay, fair, thank you for that color. Finally, on the asset mix, Sandstorm has an asset handbook, which is not too dissimilar to the asset handbook produced by Royal Gold. In it, they disclose what they think the net asset value breakdown is between each of the various assets. Does that line up with Royal Gold’s estimation of the breakdown between the contribution of each asset to the price being paid today? I’m looking at page 5 of the 2025 Sandstorm Gold Royalties asset handbook.

Mr. Heissenbuttel: What we’ve tried to give you is an estimate of how we see the assets on an NAV basis, and I think that’s the slide where Milligan is at 13% and Pueblo Viejo is at 10% or 11%. I think Sandstorm, and Nolan jump in here, would have looked at it a little bit differently because they have split the Antamina NPI, they have the gold stream on Hod Maden, they have a silver stream coming off the Antamina NPI, so I’m guessing their handbook looked at it that way, but Nolan feel free to chime in here.
Mr. Watson: That’s correct, Bill. Our asset handbook from Sandstorm is just from Sandstorm’s perspective, and when you look at it from Royal Gold’s perspective, you have to incorporate both the Sandstorm side and the Horizon side.
Mr. Winder: Okay, great. Thank you all very much.
Mr. Heissenbuttel: Thanks Lawson.
Operator: Thank you. As a reminder, to ask a question, please press star followed by 1 on your telephone keypad. Our next question is from John Tumazos from John Tumazos Very Independent Research. Your line is now open. Please go ahead.
John Tumazos, John Tumazos Very Independent Research: Thank you very much for taking my question. The strategic rationale and the better diversification and the quality of the two companies are superb together. This morning Sandstorm is up only 4-5%, and if it’s a taxable transaction, the federal income taxes that I would pay would be larger than the 4% or 5% premium this morning. Why should the Sandstorm investors vote in favor of this, and is Royal Gold just setting up Franco or Wheaton or Triple Flag or Osisko to buy Sandstorm because you’re offering such a niggardly premium?
Mr. Heissenbuttel: Nolan, I might ask you to state the case for Sandstorm shareholders.
Mr. Watson: Thanks Bill. I think normally a transaction like this, merger arb funds jump in and short Royal Gold and buy Sandstorm to close that gap, and so the only reason our shares are only up 5% this morning is because of that fact, and I would expect as that unwinds over the coming months, we’ll be up 10%. Plus, from Sandstorm shareholder’s perspective, this transaction is accretive to Royal Gold, and I would expect Royal Gold’s shares not to only go back to where they were prior to announcement of this transaction, but even higher because it is accretive to Royal Gold. I’m a big believer that one of the reasons you invest in royalty companies is for risk diversification, and this new vehicle will be the most risk diversified way to play precious metals period, and I think Royal Gold’s shares are going to re-rate even further on the back of that. I think you’re going to see three things happen. You’re going to see the merger arb unwind and Royal Gold’s share price will go up. The accretion factor will kick in, and a multiple revaluation factor will kick in, so I see a triple bump coming for Sandstorm Gold shareholders. I am one of the largest Sandstorm Gold shareholders that there is. Royal Gold offered us cash in the transaction and I turned it down because I wanted Royal Gold paper because of the things that I just said. I think we’re going to make lots of money if we hold these shares.
Mr. Tumazos: Thank you.
Operator: Thank you. As a reminder, to ask a question, please press star followed by 1 on your telephone keypad. We currently have no further questions, and so I will hand back to Bill for closing remarks.
Mr. Heissenbuttel: Thank you for taking the time to join us today. We’re very excited by the opportunity to combine these businesses and create a premium growth company in the gold streaming and royalty sector, and we look forward to discussing the transaction with you further over the coming weeks. Take care.
Operator: Thank you all for joining. This concludes today’s call. You may now disconnect your line.
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No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information and Where to Find It
In connection with the proposed transactions, Royal Gold, Inc. (“Royal Gold”), Sandstorm Gold Ltd. (“Sandstorm”) and Horizon Copper Corp. (“Horizon”) intend to file materials with the SEC and on SEDAR+, as applicable. Royal Gold plans to file proxy materials with the SEC in connection with the solicitation of proxies for Royal Gold’s special meeting of shareholders (the “Royal Gold Special Meeting”). Prior to the Royal Gold Special Meeting, Royal Gold will file a definitive proxy statement (the “Royal Gold Proxy Statement”), together with a proxy card. Sandstorm intends to file a management information circular (the “Sandstorm Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Sandstorm shareholder approval of the Sandstorm transaction. Horizon intends to file a management information circular (the “Horizon Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Horizon shareholder approval of the Horizon transaction. This communication is not a substitute for the Royal Gold Proxy Statement, the Sandstorm Circular, the Horizon Circular, or for any other document that Royal Gold, Sandstorm or Horizon may file with the SEC or on SEDAR+ and/or send to their respective security holders in connection with the proposed Transactions. INVESTORS AND SECURITYHOLDERS OF ROYAL GOLD, SANDSTORM AND HORIZON ARE URGED TO CAREFULLY AND THOROUGHLY READ THE ROYAL GOLD PROXY STATEMENT, THE SANDSTORM CIRCULAR, AND THE HORIZON CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY ROYAL GOLD, SANDSTORM, AND/OR HORIZON WITH THE SEC OR ON SEDAR+ WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROYAL GOLD, SANDSTORM, HORIZON, THE PROPOSED TRANSACTIONS, THE RISKS RELATED THERETO, AND RELATED MATTERS.
Securityholders of Royal Gold, Sandstorm, and Horizon will be able to obtain, free of charge, copies of the Royal Gold Proxy Statement, Sandstorm Circular, and Horizon Circular, as each may be amended from time to time, and other relevant documents filed by Royal Gold, Sandstorm, and/or Horizon with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Royal Gold will be available, free of charge, from Royal Gold’s website at www.royalgold.com under the “Investor Resources” tab or by contacting Royal Gold at (303) 573-1660 or InvestorRelations@royalgold.com. Copies of documents filed on SEDAR+ by Sandstorm will be available free of charge from Sandstorm’s website at www.sandstormgold.com under the “Investors” tab or by contacting Sandstorm at (844) 628-1164 or info@sandstormgold.com. Copies of documents filed on SEDAR+ by Horizon will be available free of charge from Horizon’s website at www.horizoncopper.com under the “Investors” tab or by contacting Horizon at (604) 336-8189 or info@horizoncopper.com.
Certain Information Regarding Participants
Royal Gold, Sandstorm, Horizon and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Royal Gold shareholders in connection with the Royal Gold Special Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC in connection with the Royal Gold Special Meeting. Information relating to the foregoing can also be found in Royal Gold’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and Royal Gold’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 4, 2025. To the extent the holdings of Royal Gold’s directors and executive officers in Royal Gold’s securities have changed since the amounts described in the April 4, 2025 proxy statement, such changes have been reflected in the following Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Change in Ownership on Form 4 filed with the SEC with respect to Royal Gold: Form 4, filed by William Heissenbuttel on April 22, 2025; Form 3, filed by Mark Isto on May 27, 2025; and Form 4, filed by Paul Libner on June 10, 2025. These filings can be found at the SEC’s website at www.sec.gov. Information regarding the executive officers and directors of Sandstorm and Horizon is included in their respective management information circulars for their 2025 shareholder meetings filed on SEDAR+ on April 22, 2025 and May 1, 2025, respectively. More detailed and updated information regarding the identity of participants in the solicitation and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC or on SEDAR+. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements
This communication includes “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: plans and expectations with respect to the proposed transactions; the results, effects, benefits and synergies of the proposed transactions; the expected timetable for completing the proposed transactions; future growth and opportunities for the combined company; the anticipated impact of the proposed transactions on the combined company’s results of operations, financial position, growth opportunities and competitive position; guidance, projections and any other statements regarding Royal Gold’s, Sandstorm’s or Horizon’s future expectations, beliefs, plans, objectives, or assumptions; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under Royal Gold’s revolving credit facility; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: the possibility that shareholders of Royal Gold may not approve the issuance of new shares of Royal Gold common stock in the Sandstorm transaction or that security holders of Sandstorm or Horizon may not approve the transactions; the risks that a condition to closing of the transactions may not be satisfied, that a party may terminate an arrangement agreement or that the closing of the transactions might be delayed or not occur at all; delays or adverse decisions regarding regulatory approval of the transactions; potential adverse reactions or changes to business or employee relationships of Royal Gold, Sandstorm or Horizon, including those resulting from the announcement or completion of the transactions; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Royal Gold, Sandstorm and Horizon; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which the Royal Gold, Sandstorm or Horizon hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of properties or operators; contractual issues involving stream or royalty agreements; the timing of deliveries of metals from operators and subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing Royal Gold, Sandstorm, Horizon, operators or operating properties; changes in management and key employees; and other factors described in Royal Gold’s reports filed with the SEC, including Item 1A, Risk Factors of Royal Gold’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in the reports filed by Sandstorm and Horizon with the SEC and on SEDAR+, as applicable. Most of these factors are beyond the parties’ ability to predict or control. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. Each of Royal Gold, Sandstorm and Horizon disclaims any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this communication, including information about historical production, production estimates, property descriptions, and property developments, was provided to Royal Gold by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.